UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
October 28, 2008
Date of Report (Date of earliest event reported)
FIRST COMMUNITY BANCSHARES, INC.
(Exact name of registrant as specified in its charter)

Nevada	000-19297	55-0694814

(State or other jurisdiction of	(Commission File Number)	(IRS Employer
incorporation)		Identification No.)

P.O. Box 989
Bluefield, Virginia	24605-0989

(Address of principal executive offices)	(Zip Code)
(276) 326-9000
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
(d) On October 28, 2008, the Board of Directors of First Community Bancshares, Inc. (the “Company”) appointed Richard S. Johnson as director, effective immediately. Mr. Johnson was also appointed as a director of the Company’s wholly owned subsidiary, First Community Bank, N. A. (the “Bank”). Mr. Johnson serves as the President and Chief Executive Officer of The Wilton Companies, a real estate company, based in Richmond, Virginia. The Board expects to appoint Mr. Johnson to the Audit Committee.
     There are no arrangements or understandings between Mr. Johnson and any other persons pursuant to which Mr. Johnson was appointed to the Board of Directors.
     The Bank leases property for two of its branch and office locations in the Richmond, Virginia, area from The Wilton Companies, where Mr. Johnson is the President and Chief Executive Officer. Mr. Johnson owns individually 9.57% and together with family members a total of 15.26% of The Wilton Companies. For 2008, the estimated annual payment by the Bank to The Wilton Companies under current leases is approximately $18,945.00, and the aggregate amount of all payments due under the terms of the leases is approximately $1.63 million. The estimated amount of lease payments from the Bank to The Wilton Companies for 2008 will represent less than ..05% of The Wilton Companies’ 2008 gross revenue. Beginning in February, 2009, the Bank intends to lease an additional branch location from The Wilton Companies at an annual lease rate of $76,992.00 per year, and the aggregate amount of all payments due under the terms of this new lease will be approximately $1.0 million. The Company’s Board of Directors determined that this relationship with The Wilton Companies would not impair Mr. Johnson’s independence as a director. Both leases are based on prevailing market terms and were negotiated at arm’s length.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

FIRST COMMUNITY BANCSHARES, INC.
Date: November 3, 2008	By:	/s/ Robert L. Schumacher
Robert L. Schumacher
General Counsel